Exhibit 99.1

Blockbuster Reports Third Quarter 2009 Financial Results

DALLAS, Nov. 12 — Blockbuster Inc. (NYSE: BBI, BBI.B), a leading global provider of media entertainment, today announced financial results for the third quarter ended October 4, 2009.

“With the capital structure improvements behind us we are returning our focus to the operations of the business,” stated Jim Keyes, Chairman and Chief Executive Officer of Blockbuster Inc. “In the fourth quarter we are adding inventory, expanding product assortment, increasing advertising and reaching out to our customers in new and exciting ways. With the addition of BLOCKBUSTER Express branded vending kiosks and the mass market deployment of BLOCKBUSTER On Demand on internet connected devices to millions of homes across the U.S., we have dramatically increased our points of presence and made it more convenient for our customers to access the latest movies and games the way they want.”

Consolidated Third Quarter Financial Results

Total revenues for the third quarter of 2009 were $910.5 million as compared to total revenue of $1.16 billion for the same period one year ago. The 21 percent revenue decrease is primarily attributable to a 14 percent decline in same store comparables due to the Company’s temporary shift in focus to manage the business for liquidity and the macroeconomic environments. The other factors that affected third quarter total revenue included the reduction in company-operated stores and the negative impacts of foreign currency exchange.

Gross profit for the third quarter of 2009 was $521.6 million, compared to $621.4 million in the same period one year ago. Gross profit results for the third quarter of 2009 were primarily attributable to lower same-store revenues and a $17.3 million negative impact from foreign exchange. In the third quarter of 2009 Blockbuster recorded gross margin of 57.3 percent, representing an increase of 360 basis points as compared to gross margin of 53.7 percent in the third quarter of 2008. The margin increase as a percentage of revenue was primarily driven by a product mix shift from lower margin games hardware, software and accessories to higher margin DVD rental combined with improved studio revenue-sharing arrangements on the top domestic DVD releases during the third quarter.

Operating expenses for the quarter were $531.8 million, compared to $624.9 million in the same period one year ago. General and administrative (“G&A”) expenses during the third quarter of 2009 were $475.9 million as compared to $557.8 million in the third quarter of 2008, representing a decrease of $81.9 million, or approximately 15 percent. The Company’s G&A results for the third quarter of 2009 include a $14.2 million favorable impact from foreign exchange. Blockbuster’s investment in advertising during the third quarter of 2009 was $19.0 million, compared to an advertising investment of $31.3 million during the same period one year ago. Total selling, general and administrative (“SG&A”) for the quarter decreased to $494.9 million from $589.1 million in the same period one year ago, a decrease of $94.2 million, or approximately 16 percent.

Operating loss for the third quarter of 2009 was $10.2 million as compared to an operating loss of $3.5 million in the third quarter one year ago. Adjusted operating income, which excludes costs associated with store closures and severance, was $0.2 million for the third quarter of 2009, compared to adjusted operating income of $0.8 million in the third quarter of 2008.

Driven primarily by the write-off of debt financing costs related to the Company’s refinancing activities and the sale of the Company’s Irish subsidiary, entertainment retailer Xtra-vision Limited, net loss applicable to common stockholders for the third quarter of 2009 was $116.8 million, or $0.60 per diluted share. This compares to net loss applicable to common stockholders of $20.6 million, or $0.11 per diluted share, in the third quarter of 2008. Excluding costs associated with write-off of debt financing costs, store closures and severance, adjusted net loss applicable to common stockholders for the third quarter of 2009 totaled $38.3 million, or $0.20 per diluted share. This compares to an adjusted net loss applicable to common stockholders of $17.8 million, or $0.09 per diluted share, in the third quarter of 2008. Net loss for the third quarter of 2009 was $114.1 million, compared to a net loss of $17.8 million in the third quarter of 2008.

Third quarter 2009 earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $26.7 million, compared to $32.3 million in the third quarter of 2008. Adjusted EBITDA, which excludes stock-based compensation expenses, costs associated with lease terminations and severance, was $32.6 million in the third quarter of 2009, compared to adjusted EBITDA of $37.7 million in the same period one year ago.

Reconciliations of adjusted results and other non-GAAP financial measures are shown in the tables following the text of this press release.

Recent Highlights

•	Announced exclusive mobile integration deal with Motorola

•	Entered strategic alliance with top-10 cable MSO

•	Rolled out BLOCKBUSTER On Demand® digital movie rental services on a wide assortment of Samsung and TiVo devices, bringing premium digital movie titles to millions of homes across America

•

Completed offering of $675 million of senior secured notes (“Notes”); Proceeds used to repay amended revolving credit facility, term loan B and Canadian credit facility, reducing 2010 amortization payments by over $300 million and extending debt maturities

•	Enhanced liquidity through reduction of letters of credit and sale of Ireland entertainment retailer Xtra-vision Limited

Liquidity and Cost Savings

Blockbuster ended the third quarter of 2009 with $141.0 million in cash and cash equivalents. The Company also recorded $65.8 million in restricted cash, which includes cash collateral for Blockbuster’s letters of credit. Cash used in operating activities during the quarter was $53.0 million, compared with $18.2 million of cash used for operating activities in the third quarter of 2008. Free cash flow (“FCF”) (net cash used for operating activities less capital expenditures) was negative $58.9 million in the third quarter of 2009, compared with negative FCF of $53.7 million in the same period in 2008.

“For the majority of 2009 we shifted our focus from the top line to preserving liquidity and maximizing cash, improving the Company’s capital structure and building a solid foundation for a better Blockbuster. As a result of our efforts, we successfully completed a $675 million Notes offering, which reduced our 2010 amortization payments by over $300 million and extended our debt maturities. We also enhanced liquidity through the reduction of our letters of credit and the divestiture of our assets in Ireland,” stated Tom Casey, Executive Vice President and Chief Financial Officer of Blockbuster Inc. “During the first nine months of 2009 we reduced total G&A by $215 million, excluding the benefits from foreign exchange, and achieved our G&A reduction target prior to our publicly stated goal of year-end. Looking ahead, we will continue to seek operational efficiencies and closely monitor cost reduction opportunities. We also expect to further enhance liquidity through the elimination of the remaining portion of our letters of credit related to Viacom lease guarantees and the anticipated divesture of international assets.”

Same-Store Sales

Third quarter 2009 domestic same-store sales decreased 18.3 percent, reflecting rental and retail comparable decreases of 14.5 percent and 35.6 percent, respectively. The domestic rental and retail comparable results were primarily driven by the macroeconomic environment, competitive pressures and the Company’s need to focus on cash conservation. International same-store sales decreased 4.8 percent, reflecting rental and retail comparable decreases of 4.2 percent and 5.6 percent, respectively. Worldwide same-store sales declined 14.4 percent.

Optimizing the Domestic Store Portfolio

Blockbuster continues to evaluate the closure of underperforming domestic company-owned stores and anticipates closing no more than 115 domestic company-owned stores during the fourth quarter of 2009, in addition to the 216 that have already been closed through the third quarter of 2009. The Company will continue to evaluate individual store performance in an effort to further optimize its portfolio.

“Our physical stores are the cornerstone of our multi-channel approach and a key access point for the 50 million customers we serve each year. We are complementing our company-owned stores in the U.S. and expanding our physical points of presence with 2,500 BLOCKBUSTER Express branded vending kiosks by the end of 2009 through our alliance with NCR. In addition, we continue to expand our digital presence through our online service as evidenced by our recently announced integration into consumer electronic and mobile devices,” concluded Keyes.

The Company will provide additional business updates and a more detailed review of its financial and operational results for the third quarter ended October 4, 2009 in conjunction with the upcoming conference call as previously announced and referenced below.

Third Quarter 2009 Financial Results Conference Call and Web Cast

Blockbuster will host a conference call today, November 12, 2009, at 4:30 p.m. Eastern Standard Time (“EST”). Investors and analysts may join the conference call by dialing 866.804.6923. International callers may join the teleconference by dialing 857.350.1669. A telephonic replay will be available beginning two hours after the conclusion of the call and will be available until midnight EST on Wednesday, November 25. The replay number is 888.286.8010, with the pass code of 12969563. International callers interested in listening to the replay should dial 617.801.6888 with the same pass code. A live web cast (voice only) of the conference call will be accessible from the Investor Relations section of the Company’s website at http://investor.blockbuster.com. Following the live voice only web cast, an archived version will be available on Blockbuster’s web site. Finally, a Podcast of the conference call will also be available on the Company’s web site. Additional details regarding the Company’s third quarter 2009 results may be found in its upcoming Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 2009, which will be filed with the Securities and Exchange Commission (“SEC”) on Friday, November 13, 2009. Information may also be found in the Company’s Annual Report on Form 10-K for the year ended January 4, 2009 and in other filings from time-to-time with the SEC.

Forward Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may also be included from time to time in our other public filings, press releases, our website and oral and written presentations by management. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “predicts,” “targets,” “seeks,” “could,” “intends,” “foresees” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements in this release under the heading “Business Outlook” and statements that describe our strategies, initiatives, objectives, plans or goals are forward-looking. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The risk factors set forth under “Item 1A. Risk Factors” in our Annual Reports on Form 10-K and other matters discussed from time to time in our filings with the Securities and Exchange Commission, including the “Disclosure Regarding Forward-Looking Information” and “Risk Factors” sections of our Quarterly Reports on Form 10-Q, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements. Currently, the risks and uncertainties that may most directly impact our future results include (i) whether our operating results continue to decline, we are able to generate sufficient cash flows to meet our liquidity needs; and (ii) whether we will have sufficient cash flows from operating activities and cash on hand to service our indebtedness and finance the ongoing obligations of our business. In the event that the risks disclosed in our public filings and those discussed above cause results to differ materially from those expressed in our forward-looking statements, our business, financial condition, results of operations or liquidity could be materially adversely affected and investors in our securities could lose part or all of their investments. Accordingly, our investors are cautioned not to place undue reliance on these forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included in this release and those included from time to time in our other public filings, press releases, our website and oral and written presentations by management are only made as of the respective dates thereof. We undertake no obligation to update publicly any forward-looking statement in this release or in other documents, our website or oral statements for any reason, even if new information becomes available or other events occur in the future.

About Blockbuster Inc.

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The Company provides its customers with convenient access to media entertainment anywhere and any way they want it – whether in-store, by-mail, through vending and kiosks or digital download. With a highly recognized brand name and a library of over 125,000 movie and game titles, Blockbuster leverages its multi-channel presence to further build upon its leadership position in the media entertainment industry and to best serve the two million daily global customers and over 50 million annual global customers. The Company may be accessed worldwide at www.blockbuster.com.

Press Contacts:	Investor Relations Contact:
Randy Hargrove	Kellie Nugent
Senior Director, Corporate Communications	Director, Investor Relations
214.854.3190	214.854.4442

(Financial Tables to Follow)

BLOCKBUSTER INC.

COMPARATIVE FINANCIAL HIGHLIGHTS

(In millions, except per share amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008
Revenues:
Base rental revenues	$584.5	$733.2	$1,927.6	$2,407.6
Previously rented product (“PRP”) revenues	126.3	146.4	398.1	477.4

Total rental revenues	710.8	879.6	2,325.7	2,885.0
Merchandise sales	195.0	271.5	636.6	842.9
Other revenues	4.7	6.7	15.9	23.1

	910.5	1,157.8	2,978.2	3,751.0

Cost of sales:
Cost of rental revenues	247.1	323.9	837.9	1,121.1
Cost of merchandise sold	141.8	212.5	502.5	658.5

Total cost of sales	388.9	536.4	1,340.4	1,779.6

Gross profit	521.6	621.4	1,637.8	1,971.4

Operating expenses:
General and administrative	475.9	557.8	1,441.1	1,725.7
Advertising	19.0	31.3	55.1	91.2
Depreciation and intangible amortization	36.9	35.8	103.2	110.5

	531.8	624.9	1,599.4	1,927.4

Operating income (loss)	(10.2)	(3.5)	38.4	44.0
Interest expense	(31.8)	(17.8)	(78.1)	(55.4)
Loss on extinguishment of debt	(29.9)	—	(29.9)	—
Interest income	0.1	0.4	1.1	2.1
Other items, net	(1.2)	5.4	(7.7)	5.6

Income (loss) from continuing operations before income taxes	(73.0)	(15.5)	(76.2)	(3.7)
Provision for income taxes	(2.9)	(3.8)	(9.8)	(14.5)

Income (loss) from continuing operations	(75.9)	(19.3)	(86.0)	(18.2)
Income (loss) from discontinued operations, net of tax	(38.2)	1.5	(37.3)	3.9

Net income (loss)	(114.1)	(17.8)	(123.3)	(14.3)
Preferred stock dividends	(2.7)	(2.8)	(8.3)	(8.4)

Net income (loss) applicable to common stockholders	$(116.8)	$(20.6)	$(131.6)	$(22.7)

Net income (loss) per common share:
Basic and diluted
Continuing operations	$(0.40)	$(0.12)	$(0.49)	$(0.14)
Discontinued operations	(0.20)	0.01	(0.19)	0.02

Net income (loss)	$(0.60)	$(0.11)	$(0.68)	$(0.12)

Weighted average common shares outstanding:
Basic and diluted	194.8	192.1	193.7	191.7

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Revenues by Product Line:

	Thirteen Weeks Ended October 4, 2009		Thirteen Weeks Ended October 5, 2008		Thirty-Nine Weeks Ended October 4, 2009		Thirty-Nine Weeks Ended October 5, 2008
	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total	Revenues	Percent of Total

Domestic

Rental revenues:
Movies	$395.4	63.6%	$515.6	63.5%	$1,364.2	63.8%	$1,720.6	64.5%
Games	44.7	7.2%	50.5	6.2%	146.4	6.8%	157.6	5.9%
PRP	101.1	16.3%	113.9	14.0%	323.2	15.1%	376.6	14.1%

Total rental revenues	541.2	87.1%	680.0	83.7%	1,833.8	85.7%	2,254.8	84.5%

Merchandise sales:
Movies	29.8	4.9%	43.0	5.3%	115.1	5.4%	148.1	5.6%
Games	5.9	0.9%	37.6	4.6%	49.2	2.3%	100.9	3.8%
General merchandise	40.5	6.5%	46.9	5.8%	127.9	6.0%	144.4	5.4%

Total merchandise sales	76.2	12.3%	127.5	15.7%	292.2	13.7%	393.4	14.8%

Royalties and other	3.8	0.6%	5.0	0.6%	13.4	0.6%	17.6	0.7%

Total domestic revenues	$621.2	100.0%	$812.5	100.0%	$2,139.4	100.0%	$2,665.8	100.0%

International

Rental revenues:
Movies	$131.5	45.4%	$154.1	44.6%	$379.8	45.3%	$490.2	45.2%
Games	12.9	4.5%	13.0	3.8%	37.2	4.4%	39.2	3.6%
PRP	25.2	8.7%	32.5	9.4%	74.9	8.9%	100.8	9.3%

Total rental revenues	169.6	58.6%	199.6	57.8%	491.9	58.6%	630.2	58.1%

Merchandise sales:
Movies	30.0	10.4%	35.6	10.3%	91.9	11.0%	112.4	10.4%
Games	61.9	21.4%	74.2	21.5%	173.9	20.7%	234.8	21.6%
General merchandise	26.9	9.3%	34.2	9.9%	78.6	9.4%	102.3	9.4%

Total merchandise sales	118.8	41.1%	144.0	41.7%	344.4	41.1%	449.5	41.4%

Royalties and other	0.9	0.3%	1.7	0.5%	2.5	0.3%	5.5	0.5%

Total international revenues	$289.3	100.0%	$345.3	100.0%	$838.8	100.0%	$1,085.2	100.0%

Total consolidated revenues	$910.5		$1,157.8		$2,978.2		$3,751.0

Gross Profit by Product Line:
	Thirteen Weeks Ended October 4, 2009		Thirteen Weeks Ended October 5, 2008		Thirty-Nine Weeks Ended October 4, 2009		Thirty-Nine Weeks Ended October 5, 2008
	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue	Gross Profit	Percent of Revenue

Domestic

Rental	$348.2	64.3%	$419.5	61.7%	$1,156.1	63.0%	$1,334.0	59.2%
Merchandise	22.1	29.0%	24.5	19.2%	44.7	15.3%	77.9	19.8%
Other	3.8	100.0%	5.0	100.0%	13.4	100.0%	17.6	100.0%

Total domestic	374.1	60.2%	449.0	55.3%	1,214.2	56.8%	1,429.5	53.6%

International

Rental	115.5	68.1%	136.2	68.2%	331.7	67.4%	429.9	68.2%
Merchandise	31.1	26.2%	34.5	24.0%	89.4	26.0%	106.5	23.7%
Other	0.9	100.0%	1.7	100.0%	2.5	100.0%	5.5	100.0%

Total international	147.5	51.0%	172.4	49.9%	423.6	50.5%	541.9	49.9%

Total consolidated	$521.6	57.3%	$621.4	53.7%	$1,637.8	55.0%	$1,971.4	52.6%

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Selling, General and Administrative (SG&A) Comparison

(Dollars in millions)

Selling, General and Administrative Expenses:

	Thirteen Weeks Ended October 4, 2009		Thirteen Weeks Ended October 5, 2008		Thirty-Nine Weeks Ended October 4, 2009		Thirty-Nine Weeks Ended October 5, 2008
	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue	SG&A Expense	Percent of Revenue

Domestic
Advertising	$13.7	1.5%	$23.7	2.0%	$39.6	1.3%	$67.6	1.8%
G&A expense - store (4 wall)	288.0	31.6%	331.5	28.6%	889.9	29.9%	1,020.5	27.2%
G&A expense - corporate and other	60.7	6.7%	79.6	6.9%	184.8	6.2%	246.0	6.6%

International
Advertising	5.3	0.6%	7.6	0.7%	15.5	0.5%	23.6	0.6%
G&A expense	127.2	14.0%	146.7	12.7%	366.4	12.3%	459.2	12.2%

Total SG&A	$494.9	54.4%	$589.1	50.9%	$1,496.2	50.2%	$1,816.9	48.4%

Facilities Statistics:

	As of October 4, 2009
	Domestic			International
	Total Number	Avg Sq Footage	Total Sq Footage	Total Number	Avg Sq Footage	Total Sq Footage
		(in thousands)	(in thousands)		(in thousands)	(in thousands)

Stores	3,662	5.5	20,273	1,703	3.2	5,472
Distribution centers	39	N/A	1,121	6	N/A	163
Corporate/regional offices	10	N/A	404	6	N/A	85

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Other Information: Revenue

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008

Domestic same-store revenues increase (decrease)

Rental revenues	(14.5)%	0.8%	(13.3)%	2.5%
Merchandise sales	(35.6)%	30.7%	(26.0)%	37.9%
Total revenues	(18.3)%	5.1%	(15.5)%	7.2%

International same-store revenues increase (decrease)

Rental revenues	(4.2)%	(2.2)%	(4.7)%	(1.8)%
Merchandise sales	(5.6)%	(5.0)%	(4.9)%	(1.8)%
Total revenues	(4.8)%	(3.4)%	(4.8)%	(1.8)%

Worldwide same-store revenues increase (decrease)

Rental revenues	(12.2)%	(0.1)%	(11.5)%	1.3%
Merchandise sales	(21.1)%	7.8%	(16.0)%	12.4%
Total revenues	(14.4)%	1.9%	(12.6)%	3.9%

Cash Flow Data:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008

Net cash provided by (used in) operating activities	$(53.0)	$(18.2)	$(26.0)	$(101.1)
Net cash provided by (used in) investing activities*	$65.8	$(33.1)	$(71.4)	$(73.8)
Net cash provided by (used in) financing activities	$25.7	$11.7	$78.7	$88.7

Capital expenditures	$5.9	$35.5	$19.9	$76.1

*	2009 primarily driven by changes in restricted cash

Balance Sheet Information:

	October 4, 2009	January 4, 2009

Cash and cash equivalents	$141.0	$154.9
Restricted cash	$65.8	$—
Merchandise inventories	$277.2	$432.8
Rental library, net	$328.3	$355.8
Accounts payable	$240.7	$427.3
Total debt (including capital lease obligations)	$962.2	$817.8

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

Worldwide Store Count Information:

	Company-Operated			Franchised			Total
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	U.S.	Int’l.	Total
January 4, 2009	3,878	1,928	5,806	707	892	1,599	4,585	2,820	7,405

Opened	2	5	7	—	5	5	2	10	12
Closed	(234)	(46)	(280)	(136)	(47)	(183)	(370)	(93)	(463)
Purchased/(sold)	16	(184)	(168)	(16)	—	(16)	—	(184)	(184)

Net additions/(closures)	(216)	(225)	(441)	(152)	(42)	(194)	(368)	(267)	(635)

October 4, 2009	3,662	1,703	5,365	555	850	1,405	4,217	2,553	6,770

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

The following table compares the future quarterly minimum principal payments on our long-term debt as of October 4, 2009 to what the minimum payments would have been in the same periods had we not completed our October 2009 refinancing. These payments do not include interest or redemption premiums on the Mandatory Redemptions.

Future Debt Principal Payments

	Total Payments Due as of October 4, 2009	Total Payments Due Prior to October Refinancing	Increase (Decrease) in Total Due
Fiscal 2009:
Fourth quarter	$22.5	$33.7	$(11.2)

	$22.5	$33.7	$(11.2)

Fiscal 2010:
First quarter	$22.5	$68.6	$(46.1)
Second quarter	22.5	83.7	(61.2)
Third quarter	22.5	178.0	(155.5)
Fourth quarter	22.5	66.7	(44.2)

	$90.0	$397.0	$(307.0)

Fiscal 2011:
First quarter	$22.5	$66.6	$(44.1)
Second quarter	22.5	—	22.5
Third quarter	22.5	66.7	(44.2)
Fourth quarter	22.5	—	22.5

	$90.0	$133.3	$(43.3)

Fiscal 2012:
First quarter	$22.5		$22.5
Second quarter	22.5		22.5
Third quarter (Sr. Subordinated Notes)	300.0	300.0	—
Fourth quarter	45.0		45.0

	$390.0	$300.0	$90.0

Fiscal 2013:
First quarter	$22.5		$22.5
Second quarter	22.5		22.5
Third quarter	22.5		22.5
Fourth quarter	22.5		22.5

	$90.0	$—	$90.0

Fiscal 2014:
First quarter	$22.5		$22.5
Second quarter	22.5		22.5
Third quarter	247.5		247.5
Fourth quarter	—		—

	$292.5	$—	$292.5

BLOCKBUSTER INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

Capital Structure

On October 1, 2009, the Company completed the sale of $675 million aggregate principal amount of 11.75 percent senior secured notes due 2014 (the “Notes”) at an issue price of 94.0 percent. The Company used the net proceeds of the Notes to repay all indebtedness outstanding under its revolving credit facility, term loan B and revolving asset-based loan facility in Canada, as well as to fund fees and expenses of the transaction. Blockbuster plans to use the remaining net proceeds for general corporate purposes. The Notes mature on October 1, 2014 and interest will be payable on January 1, April 1, July 1 and October 1. On each of the aforementioned dates, commencing on January 1, 2010, Blockbuster will be required to redeem 3.333 percent of the aggregate original principal amount of the Notes at a redemption price of 106 percent of the principal amount thereof (“Mandatory Redemption”), plus accrued and unpaid interest, if any, to the applicable date of redemption.

Specific Items Related to the Offering:

•

International asset sales - Blockbuster is required to pay down the 11.75 percent Notes with 100 percent of the first $100 million of net available cash and 75 percent of any net available cash thereafter.

•	Letters of credit – The letters of credit outstanding under the revolving credit facility will remain outstanding.

•	Amortization schedule – Beginning in the fourth quarter of 2009, Blockbuster will amortize $22.5 million each quarter.

•

Springing maturity – If more than $25.0 million of the existing senior subordinated notes (i.e. 9 percent notes) are outstanding on May 31, 2012, then holders of the 11.75 percent notes will have the right to require the Company to repurchase some or all of their notes at 100 percent of their face amount, plus accrued and unpaid interest to the repurchase date.

•

Covenant levels – There are no maintenance covenants with respect to Blockbuster’s financial performance. The covenants in the indenture are transaction-based, that is, they generally limit the Company’s ability to engage in a particular transaction. The indenture does, however, contain an excess cash flow (“ECF”) covenant that requires the Company to calculate ECF each year for purposes of determining whether it is required to make an ECF payment.

•

Capital expenditures – Blockbuster’s permitted capital expenditures (“Cap Ex”) will be the maximum amount set forth below for each fiscal year, but if the amount of Cap Ex in any fiscal year is less than the maximum amount, then the maximum amount for the next succeeding year will be increased by the lesser of (x) the amount of the shortfall and (y) the maximum carry-forward amount:

•	2009: $35Mn maximum

•	2010: $70Mn maximum ($10Mn maximum carry-forward)

•	2011: $80Mn maximum ($10Mn maximum carry-forward) (Subject to $20Mn increase if secured leverage ratio is less than or equal to 1.1x)

•	2012: $80Mn maximum ($10Mn maximum carry-forward) (Subject to $20Mn increase if secured leverage ratio is less than or equal to 1.0x)

•	2013: $80Mn maximum ($10Mn maximum carry-forward) (Subject to $20Mn increase if secured leverage ratio is less than or equal to 1.0x)

•	2014: $80Mn maximum ($10Mn maximum carry-forward) (Subject to $20Mn increase if secured leverage ratio is less than or equal to 1.0x)

Additional details regarding the Company’s capital structure, including the 11.75 percent senior secured notes due 2014 or the 9.00 percent senior subordinated notes due 2012, may be found in its upcoming Quarterly Report on Form 10-Q for the fiscal quarter ended October 4, 2009, which will be filed with the Securities and Exchange Commission (“SEC”) on Friday, November 13, 2009. Information may also be found in the Company’s Annual Report on Form 10-K for the year ended January 4, 2009 and in other filings from time-to-time with the SEC.

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the thirteen and thirty-nine weeks ended October 4, 2009, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding costs incurred for severance and store closures. For the thirty-nine weeks ended October 4, 2009, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding a net loss on a third party games sale and the favorable settlement of a future liability. Additionally, for the thirty-nine weeks ended October 4, 2009, the Company reports adjusted net income (loss) and adjusted net income (loss) per common share excluding the write-off of debt financing costs.

For the thirteen and thirty-nine weeks ended October 5, 2008, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding costs incurred for store closures. Additionally, for the thirty-nine weeks ended October 5, 2008, the Company reports adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) excluding severance and costs to explore the acquisition of Circuit City Stores, Inc.

Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) are non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission and are not measures of operating performance calculated in accordance with GAAP. As a result, adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss) should not be considered in isolation of, or as a substitute for, income (loss) from continuing operations, net income (loss) per common share and operating income (loss) as indicators of operating performance. Adjusted net income (loss), adjusted net income (loss) per common share and adjusted operating income (loss), as the Company calculates them, may not be comparable to similarly titled measures employed by other companies.

Management believes excluding the recurring and non-recurring items listed below from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decisionmaking.

Management uses these non-GAAP financial measures as an internal measure of business operating performance, to establish operational goals, to allocate resources and to analyze trends. Income (loss) from continuing operations is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted net income (loss). Operating income (loss) is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted operating income (loss).

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008
Reconciliation of adjusted net income (loss):
Income (loss) from continuing operations	$(75.9)	$(19.3)	$(86.0)	$(18.2)
Adjustments to reconcile income (loss) from continuing operations to adjusted net income (loss):
Loss on extinguishment of debt	29.9	—	29.9	—
Store closure costs including lease terminations (recurring)	8.0	4.3	14.7	9.7
Severance costs (recurring)	2.4	—	5.6	1.3
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—

Adjusted net income (loss)	(35.6)	(15.0)	(29.4)	(5.3)
Preferred stock dividends	(2.7)	(2.8)	(8.3)	(8.4)

Adjusted net income (loss) applicable to common stockholders	$(38.3)	$(17.8)	$(37.7)	$(13.7)

Adjusted net income (loss) per common share - basic and diluted	$(0.20)	$(0.09)	$(0.19)	$(0.07)

Reconciliation of adjusted operating income (loss):
Operating income (loss)	$(10.2)	$(3.5)	$38.4	$44.0
Adjustments to reconcile operating income (loss) to adjusted operating income (loss):
Store closure costs including lease terminations (recurring)	8.0	4.3	14.7	9.7
Severance costs (recurring)	2.4	—	5.6	1.3
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—

Adjusted operating income (loss)	$0.2	$0.8	$65.1	$56.9

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

For the thirteen and thirty-nine weeks ended October 4, 2009, the Company reports adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) excluding costs incurred for stock compensation, severance and store closures. Additionally, for the thirty-nine weeks ended October 4, 2009, the Company reports adjusted EBITDA excluding a net loss on a third party games sale and the favorable settlement of a future liability.

For the thirteen and thirty-nine weeks ended October 5, 2008, the Company reports adjusted EBITDA excluding costs incurred for stock compensation and store closures. Additionally, for the thirty-nine weeks ended October 5, 2008, the Company reports adjusted EBITDA excluding severance and costs incurred to explore the acquisition of Circuit City Stores, Inc.

Adjusted EBITDA is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and is not a measure of operating performance calculated in accordance with GAAP. As a result, adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.

Management believes excluding the recurring and non-recurring items listed under EBITDA below from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decisionmaking.

In addition, management believes that adjusting the Company’s financial results to exclude income (loss) from discontinued operations, net of tax, taxes, interest and other income, net and depreciation and amortization of intangibles also provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results.

Management uses adjusted EBITDA as an internal measure of business operating performance, to establish operational goals, to allocate resources and to analyze trends. Net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted EBITDA.

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008
Reconciliation of adjusted EBITDA:
Net income (loss)	$(114.1)	$(17.8)	$(123.3)	$(14.3)
Adjustments to reconcile net income (loss) to adjusted EBITDA:

(Income) loss from discontinued operations, net of tax	38.2	(1.5)	37.3	(3.9)
Provision for income taxes	2.9	3.8	9.8	14.5
Interest and other income, net	62.8	12.0	114.6	47.7
Depreciation and intangible amortization	36.9	35.8	103.2	110.5

EBITDA	26.7	32.3	141.6	154.5

Lease termination costs incurred for store closures (recurring)	1.7	2.5	5.3	4.0
Severance costs (recurring)	2.4	—	5.6	1.3
Costs incurred to explore the acquisition of Circuit City Stores, Inc. (non-recurring)	—	—	—	1.9
Stock compensation (recurring)	1.8	2.9	6.2	12.7
Net loss on a third party games sale (non-recurring)	—	—	14.0	—
Settlement of future liability (non-recurring)	—	—	(7.6)	—

Adjusted EBITDA	$32.6	$37.7	$165.1	$174.4

BLOCKBUSTER INC.

DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Dollars in millions)

Free cash flow reflects the Company’s net cash flow provided by (used in) operating activities less capital expenditures. The Company uses free cash flow, among other things, to evaluate its operating performance and as a measure of liquidity. Management believes free cash flow provides investors with an important perspective on the cash available for debt service, acquisitions and stockholders after making the capital investments required to support ongoing business operations and long-term value creation. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by management and helps improve their ability to understand the Company’s operating performance. In addition, free cash flow is also a measure used by the Company’s investors and analysts for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Free cash flow is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and is not a measure of performance calculated in accordance with GAAP. As a result, free cash flow should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance or net cash flow provided by (used in) operating activities as a measure of liquidity. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As the Company uses free cash flow as a measure of performance and as a measure of liquidity, the tables below reconcile free cash flow to both net income (loss) and net cash flow provided by (used in) operating activities, the most directly comparable financial measures reported under GAAP.

The following table provides a reconciliation of net cash provided by (used in) operating activities to free cash flow:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008

Net cash provided by (used in) operating activities	$(53.0)	$(18.2)	$(26.0)	$(101.1)

Adjustments to reconcile net cash provided by (used in) operating activities to free cash flow:
Capital expenditures	(5.9)	(35.5)	(19.9)	(76.1)

Free cash flow	$(58.9)	$(53.7)	$(45.9)	$(177.2)

The following table provides a reconciliation of net income (loss) to free cash flow:

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 4, 2009	October 5, 2008	October 4, 2009	October 5, 2008

Net income (loss)	$(114.1)	$(17.8)	$(123.3)	$(14.3)

Adjustments to reconcile net income (loss) to free cash flow:
Depreciation and intangible amortization	37.5	37.1	106.1	114.9
Non-cash share-based compensation expense	1.8	2.9	6.2	12.7
Capital expenditures	(5.9)	(35.5)	(19.9)	(76.1)
Rental library purchases, net of rental amortization	2.1	21.2	28.9	60.5
Changes in operating assets and liabilities	(58.1)	(63.5)	(119.7)	(276.0)
Changes in deferred taxes and other	9.2	1.9	7.2	1.1
Loss on sale of store operations	38.7	—	38.7	—
Non-cash interest	29.9	—	29.9	—

Free cash flow	$(58.9)	$(53.7)	$(45.9)	$(177.2)